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                                                                    EXHIBIT 99.2

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Oplink Communications Inc.
3469 North First Street
San Jose, CA  95134

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated March 18, 2002, to the Board of Directors of Oplink Communications Inc. ("Oplink") as Annex C to the joint proxy statement/prospectus included in the Registration Statement of Avanex Corporation ("Avanex") on Form S-4 (the "Registration Statement") relating to the proposed merger involving Oplink and Avanex, and
(ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS", "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS - Opinion of Oplink's Financial Advisor", "THE MERGER - Background of the Merger", "THE MERGER - Oplink's Reasons for the Merger," and "THE MERGER - Opinion of Oplink's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION


/s/ Credit Suisse First Boston Corporation

Date:  April 9, 2002